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                       July 27, 2023

       Marc Johnson
       Chief Financial Officer
       NextSource Materials Inc.
       130 King Street West
       Exchange Tower Suite 1940
       Toronto, Ontario
       Canada M5X 2A2

                                                        Re: NextSource
Materials Inc.
                                                            Form 20-F for the
Fiscal Year ended June 30, 2022
                                                            Filed October 31,
2022
                                                            File No. 000-51151

       Dear Marc Johnson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation